NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS THIRD QUARTER 2018 RESULTS

HOUSTON, November 6, 2018 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Net Loss of $5.8 million, or $(0.13) per diluted share

•	Adjusted Net Income of $5.5 million, or $0.12 per diluted share

•	Adjusted EBITDA of $27.1 million

•	Record on-island sales of 75,300 barrels per day in Hawaii

•	Approved $44 million investment in Hawaii to increase on-island gasoline production; projected to come online in the first quarter of 2021

•	Laramie ownership interest increased to 46% from 39% in October following the redemption of a unitholder’s interest

Par Pacific reported a net loss of $5.8 million, or $(0.13) per diluted share, for the quarter ended September 30, 2018, compared to net income of $18.8 million, or $0.41 per diluted share, for the same quarter in 2017. Third quarter 2018 Adjusted Net Income was $5.5 million, compared to Adjusted Net Income of $25.2 million in the third quarter of 2017. Third quarter 2018 Adjusted EBITDA was $27.1 million, compared to Adjusted EBITDA of $45.1 million in the third quarter of 2017. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“I am pleased with the progress we made during the quarter in executing on our strategic initiatives,” said William Pate, Par Pacific’s President and Chief Executive Officer. “We’ve announced a combined $116 million investment in Hawaii between the IES transaction and other expansion projects with attractive return profiles in order to capitalize on IMO 2020 and growing jet fuel demand. Our third quarter operating and financial results benefited from strong operations from our Wyoming Refinery and Retail, which mitigated challenges faced by our Hawaii Refinery.”

Refining
The Refining segment reported operating income of $0.4 million in the third quarter of 2018, compared to operating income of $21.3 million in the third quarter of 2017. Adjusted Gross Margin for the Refining segment was $52.3 million in the third quarter of 2018, compared to $71.2 million in the third quarter of 2017.

Refining Adjusted EBITDA was $15.6 million in the third quarter of 2018, compared to Refining Adjusted EBITDA of $35.1 million in the third quarter of 2017. Over half of this decline can be attributed to market conditions in Hawaii.

Hawaii Refinery
The combined Mid Pacific Index was $8.59/bbl in the third quarter of 2018, compared to $10.27/bbl in the third quarter of 2017. The Hawaii refinery’s throughput in the third quarter of 2018 was 72 thousand barrels per day (Mbpd). This compares to throughput of 74 Mbpd for the same quarter in 2017. Production costs were $3.97 per throughput barrel in the third quarter of 2018, compared to $3.69 per throughput barrel in the same period in 2017. The planned reformer regeneration and prolonged shut-down of downstream processing units related to Hurricane Lane impacted financial results in the third quarter of 2018.

Par Pacific is commencing a new $44 million capital project to build a 10 Mbpd naphtha hydrotreater and 6.5 Mbpd isomerization unit at its Hawaii refinery. These units are expected to convert lower-value exported products into higher-value on-island gasoline sales, enhance octane production, and improve benzene and sulfur balances. Startup is expected to occur in the first quarter of 2021.

Wyoming Refinery
During the third quarter of 2018, the Wyoming 3-2-1 Index averaged $26.25/bbl, compared to $25.29/bbl in the third quarter of 2017. The Wyoming refinery’s throughput was 17 Mbpd in the third quarter of both 2018 and 2017. Production costs were $6.10 per throughput barrel in the third quarter of 2018, compared to $6.67 per throughput barrel in the same period in 2017.

Retail
The Retail segment reported operating income of $10.7 million in the third quarter of 2018, compared to $7.5 million in the third quarter of 2017. Adjusted Gross Margin for the Retail segment was $29.0 million in the third quarter of 2018, compared to $20.5 million in the same quarter of 2017.

Retail Adjusted EBITDA was $12.5 million in the third quarter of 2018, compared to $8.9 million in the third quarter of 2017. The Retail segment reported sales volumes of 32.2 million gallons in the third quarter of 2018, compared to 24.1 million gallons in the same quarter of 2017. The third quarter of 2018 includes results from the Northwest retail acquisition.

Logistics
The Logistics segment reported operating income of $9.0 million in the third quarter of 2018, compared to $10.4 million in the third quarter of 2017. Adjusted Gross Margin for the Logistics segment was $12.3 million in the third quarter of 2018, compared to $16.0 million in the same quarter of 2017.

Logistics Adjusted EBITDA was $10.6 million in the third quarter of 2018, compared to $12.0 million in the third quarter of 2017.

Laramie Energy
Equity earnings from Laramie in the third quarter of 2018 were $1.1 million, compared to equity earnings of $0.6 million in the third quarter of 2017. Third quarter 2018 earnings attributable to Par Pacific’s 39.1% ownership interest in Laramie included $1.3 million in unrealized losses on derivative instruments compared to $1.0 million in unrealized gains on derivative instruments during the third quarter of 2017. Laramie’s total net loss was $0.2 million in the third quarter of 2018, compared to a net loss of $1.8 million in the third quarter of 2017. Laramie’s total Adjusted EBITDAX was $29.2 million in the third quarter of 2018, compared to $14.4 million in the third quarter of 2017.

Laramie averaged 211 million cubic feet equivalent per day (MMcfed) of production during the third quarter of 2018 and exited the quarter with production of 215 MMcfed. Subsequent to the third quarter of 2018, Par Pacific’s ownership interest in Laramie increased to 46% following the redemption of a unitholder’s interest.

Liquidity
Net cash provided by operations totaled $51.9 million for the nine months ended September 30, 2018, compared to $105.5 million during the nine months ended September 30, 2017. At September 30, 2018, Par Pacific’s cash balance totaled $87.7 million, long-term debt totaled $389.6 million, and total liquidity was $184.9 million. Par Pacific’s cash balance improved by $5.0 million in the quarter, primarily due to cash provided from operations.

Conference Call Information
A conference call is scheduled for Wednesday, November 7, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investor Relations page. A telephone replay will be available until November 14, 2018 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13684344#.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses.  Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically complex markets.  Par Pacific owns and operates one of the largest energy networks in Hawaii with a 94,000-bpd refinery, a logistics system supplying the major islands of the state and 91 retail locations.  In the Pacific Northwest and the Rockies, Par Pacific owns and operates an 18,000-bpd refinery, a logistics system and 33 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; our ability to identify, acquire and operate energy, related retailing and infrastructure companies with attractive competitive positions; the timing and expected results of certain development projects, including Par Pacific’s investment in an isomerization unit and diesel hydrotreater, as well as the impact of such investments on Par Pacific’s product mix and on-island sales; the timing of the IES transaction and anticipated synergies and other benefits of the IES transaction; the anticipated financial and operating results of the assets acquired in the IES transaction and their effect on Par Pacific’s cash flows and profitability (including free cash flow and Adjusted earnings per share); and other risks and uncertainties detailed in Par Pacific’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that Par Pacific files with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Suneel Mandava
SVP, Finance
(713) 969-2136
smandava@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$909,781	$610,506	$2,531,616	$1,780,004
Operating expenses
Cost of revenues (excluding depreciation)	822,785	509,476	2,232,608	1,485,118
Operating expense (excluding depreciation)	54,905	51,718	158,975	153,741
Depreciation, depletion, and amortization	13,192	11,304	39,004	33,848
General and administrative expense (excluding depreciation)	11,871	11,292	35,981	34,688
Acquisition and integration expense	2,134	—	3,515	253
Total operating expenses	904,887	583,790	2,470,083	1,707,648
Operating income	4,894	26,716	61,533	72,356
Other income (expense)
Interest expense and financing costs, net	(10,425)	(7,419)	(29,346)	(25,500)
Loss on termination of financing agreements	—	—	—	(1,804)
Other income, net	85	649	861	886
Change in value of common stock warrants	(1,067)	(975)	(396)	(2,211)
Change in value of contingent consideration	—	—	(10,500)	—
Equity earnings from Laramie Energy, LLC	1,050	553	4,274	11,651
Total other income (expense), net	(10,357)	(7,192)	(35,107)	(16,978)
Income (loss) before income taxes	(5,463)	19,524	26,426	55,378
Income tax expense	(359)	(700)	(885)	(1,762)
Net income (loss)	$(5,822)	$18,824	$25,541	$53,616

Weighted-average shares outstanding
Basic	45,709	45,561	45,676	45,505
Diluted	45,709	51,992	45,721	45,527

Income (loss) per share
Basic	$(0.13)	$0.41	$0.55	$1.16
Diluted	$(0.13)	$0.41	$0.55	$1.16
Balance Sheet Data
(Unaudited)
(in thousands)

	September 30, 2018	December 31, 2017
Balance Sheet Data
Cash and cash equivalents	$87,734	$118,333
Working capital (1)	14,002	14,259
Debt, including current portion	389,598	384,812
Total stockholders’ equity	477,406	447,719
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total Refining Segment
Feedstocks Throughput (Mbpd)	88.6	90.3	90.8	90.1
Refined product sales volume (Mbpd)	99.9	91.8	99.2	91.2

Hawaii Refinery
Feedstocks Throughput (Mbpd)	71.5	73.8	73.8	74.4
Source of Crude Oil:
North America	15.3%	14.8%	29.6%	24.4%
Asia	38.1%	23.6%	23.0%	24.3%
Africa	31.8%	29.1%	32.7%	23.1%
Latin America	—%	—%	—%	0.1%
Middle East	14.8%	32.5%	14.7%	28.1%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	26.0%	28.8%	27.4%	27.9%
Distillate	49.9%	47.2%	48.6%	47.1%
Fuel oils	16.0%	15.6%	16.3%	16.1%
Other products	4.8%	5.1%	4.5%	5.7%
Total yield	96.7%	96.7%	96.8%	96.8%

Refined product sales volume (Mbpd)
On-island sales volume	75.3	63.7	72.2	62.1
Exports sale volume	8.3	11.2	9.9	12.7
Total refined product sales volume	83.6	74.9	82.1	74.8

4-1-2-1 Singapore Crack Spread ($ per barrel) (1)	$7.81	$8.20	$6.87	$7.30
4-1-2-1 Mid Pacific Crack Spread ($ per barrel) (1)	8.93	9.94	8.01	8.67
Mid Pacific Crude Oil Differential ($ per barrel) (2)	0.34	(0.33)	(0.03)	(0.71)
Operating income (loss) per bbl ($/throughput bbl)	(2.16)	0.91	0.94	2.05
Adjusted Gross Margin per bbl ($/throughput bbl) (3)	3.66	6.32	4.74	6.39
Production costs per bbl ($/throughput bbl) (4)	3.97	3.69	3.72	3.66
DD&A per bbl ($/throughput bbl)	0.66	0.63	0.68	0.64

Wyoming Refinery
Feedstocks Throughput (Mbpd)	17.1	16.5	17.0	15.7

Yield (% of total throughput)
Gasoline and gasoline blendstocks	47.7%	50.5%	48.2%	51.2%
Distillate	46.0%	43.4%	46.3%	43.1%
Fuel oils	2.1%	2.7%	1.8%	2.6%
Other products	1.7%	1.6%	1.3%	1.6%
Total yield	97.5%	98.2%	97.6%	98.5%

Refined product sales volume (Mbpd)	16.3	16.9	17.1	16.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Wyoming Refinery (continued)
Wyoming 3-2-1 Index ($ per barrel) (5)	$26.25	$25.29	$22.34	$21.11
Operating income (loss) per bbl ($/throughput bbl)	9.32	9.97	7.45	4.82
Adjusted Gross Margin per bbl ($/throughput bbl) (3)	17.95	18.67	16.35	14.03
Production costs per bbl ($/throughput bbl) (4)	6.10	6.67	6.63	7.07
DD&A per bbl ($/throughput bbl)	2.54	2.03	2.28	2.13

Retail Segment
Retail sales volumes (thousands of gallons) (6)	32,217	24,064	85,896	69,868

Logistics Segment
Pipeline throughput (Mbpd)
Crude oil pipelines	88.0	82.3	88.3	86.5
Refined product pipelines	82.9	85.0	84.4	86.7
Total pipeline throughput	170.9	167.3	172.7	173.2
________________________________________

(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our Hawaii refinery operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indices.

(2)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(3)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(4)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are several ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(5)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ultra-low sulfur diesel) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

(6)
Retail sales volumes for the three and nine months ended September 30, 2018, include the 92 days and 192 days of retail sales volumes from Northwest Retail from the acquisition date of March 23, 2018 through September 30, 2018, respectively.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion, and amortization (“DD&A”), inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments), and unrealized losses (gains) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustments and unrealized losses (gains) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our Renewable Identification Numbers (“RINs”) obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended September 30, 2018	Refining	Logistics	Retail
Operating income (loss)	$438	$8,959	$10,650
Operating expense (excluding depreciation)	36,766	1,663	16,476
Depreciation, depletion, and amortization	8,336	1,654	1,876
Inventory valuation adjustment	3,944	—	—
Unrealized loss (gain) on derivatives	2,858	—	—
Adjusted Gross Margin	$52,342	$12,276	$29,002

Three months ended September 30, 2017	Refining	Logistics	Retail
Operating income (loss)	$21,331	$10,350	$7,473
Operating expense (excluding depreciation)	36,126	4,029	11,563
Depreciation, depletion, and amortization	7,390	1,602	1,471
Inventory valuation adjustment	9,423	—	—
Unrealized loss (gain) on derivatives	(3,033)	—	—
Adjusted Gross Margin	$71,237	$15,981	$20,507

Nine Months Ended September 30, 2018	Refining	Logistics	Retail
Operating income (loss)	$53,593	$26,402	$24,245
Operating expense (excluding depreciation)	108,862	5,870	44,239
Depreciation, depletion, and amortization	24,173	4,969	6,441
Inventory valuation adjustment	(20,034)	—	—
Unrealized loss (gain) on derivatives	4,849	—	—
Adjusted Gross Margin	$171,443	$37,241	$74,925

Nine Months Ended September 30, 2017	Refining	Logistics	Retail
Operating income (loss)	$62,389	$27,186	$20,589
Operating expense (excluding depreciation)	107,237	12,675	33,829
Depreciation, depletion, and amortization	22,243	4,613	4,377
Inventory valuation adjustment	(1,989)	—	—
Unrealized loss (gain) on derivatives	79	—	—
Adjusted Gross Margin	$189,959	$44,474	$58,795

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as Net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expense, unrealized (gains) losses on derivatives, loss on termination of financing agreements, release of tax valuation allowance, inventory valuation adjustment, severance costs, impairment expense, and (gain) loss on sale of assets. Beginning in 2018, Adjusted Net Income (Loss) also excludes Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives. The exclusion of Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives from Adjusted Net Income (Loss) is consistent with our treatment of Par’s unrealized (gains) losses on derivatives, which are also excluded from Adjusted Net Income (Loss). We have recast the non-GAAP information for three and nine months ended September 30, 2017 to conform to the current period presentation.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, taxes, DD&A, and equity losses (earnings) from Laramie Energy (excluding Par’s share of Laramie’s unrealized loss or gain on derivatives). We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation, or as a substitute for, operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$(5,822)	$18,824	$25,541	$53,616
Inventory valuation adjustment	3,944	9,423	(20,034)	(1,989)
Unrealized loss (gain) on derivatives	2,858	(3,033)	4,849	79
Acquisition and integration expense	2,134	—	3,515	253
Loss on termination of financing agreements	—	—	—	1,804
Change in value of common stock warrants	1,067	975	396	2,211
Change in value of contingent consideration	—	—	10,500	—
Severance costs	—	—	—	1,595
Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives (1)	1,271	(997)	2,440	(14,914)
Adjusted Net Income (2)	5,452	25,192	27,207	42,655
Depreciation, depletion, and amortization	13,192	11,304	39,004	33,848
Interest expense and financing costs, net	10,425	7,419	29,346	25,500
Equity losses (earnings) from Laramie Energy, LLC, excluding Par’s share of unrealized loss (gain) on derivatives	(2,321)	444	(6,714)	3,263
Income tax expense	359	700	885	1,762
Adjusted EBITDA	$27,107	$45,059	$89,728	$107,028
________________________________________

(1)	Included in Equity earnings from Laramie Energy, LLC on our Condensed Consolidated Statements of Operations.

(2)	For the three and nine months ended September 30, 2018 and 2017, there was no tax valuation allowance release, impairment expense, or (gain) loss on sale of assets.
The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted Net Income	$5,452	$25,192	$27,207	$42,655
Undistributed Adjusted Net Income allocated to participating securities (1)	78	319	384	507
Adjusted Net Income attributable to common stockholders	5,374	24,873	26,823	42,148
Plus: effect of convertible securities	—	2,566	—	—
Numerator for diluted income per common share	$5,374	$27,439	$26,823	$42,148

Basic weighted-average common stock shares outstanding	45,709	45,561	45,676	45,505
Add dilutive effects of common stock equivalents	54	6,431	45	22
Diluted weighted-average common stock shares outstanding	45,763	51,992	45,721	45,527

Basic Adjusted Net Income per common share	$0.12	$0.55	$0.59	$0.93
Diluted Adjusted Net Income per common share	$0.12	$0.53	$0.59	$0.93
________________________________________

(1)	Participating securities include restricted stock that has been issued but has not yet vested.

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, severance costs, and depreciation, depletion, and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended September 30, 2018
	Refining	Logistics	Retail
Operating income by segment	$438	$8,959	$10,650
Depreciation, depletion, and amortization	8,336	1,654	1,876
Inventory valuation adjustment	3,944	—	—
Unrealized loss (gain) on derivatives	2,858	—	—
Adjusted EBITDA	$15,576	$10,613	$12,526

	Three Months Ended September 30, 2017
	Refining	Logistics	Retail
Operating income by segment	$21,331	$10,350	$7,473
Depreciation, depletion, and amortization	7,390	1,602	1,471
Inventory valuation adjustment	9,423	—	—
Unrealized loss (gain) on derivatives	(3,033)	—	—
Adjusted EBITDA	$35,111	$11,952	$8,944

	Nine Months Ended September 30, 2018
	Refining	Logistics	Retail
Operating income (loss) by segment	$53,593	$26,402	$24,245
Depreciation, depletion and amortization	24,173	4,969	6,441
Inventory valuation adjustment	(20,034)	—	—
Unrealized loss (gain) on derivatives	4,849	—	—
Adjusted EBITDA	$62,581	$31,371	$30,686

	Nine Months Ended September 30, 2017
	Refining	Logistics	Retail
Operating income (loss) by segment	$62,389	$27,186	$20,589
Depreciation, depletion and amortization	22,243	4,613	4,377
Inventory valuation adjustment	(1,989)	—	—
Unrealized loss (gain) on derivatives	79	—	—
Severance costs	395	—	—
Adjusted EBITDA	$83,117	$31,799	$24,966

Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative loss (gain), losses on settled derivative instruments, interest expense, non-cash preferred dividends, depreciation, depletion, amortization, and accretion, exploration and geological and geographical expense, bonus accrual, equity-based compensation expense, loss (gain) on disposal of assets, pipeline (payment) deficiency accrual, and expired acreage (non-cash). We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended September 30,
	2018	2017
Net loss	$(151)	$(1,838)
Commodity derivative loss (gain)	3,132	(945)
Losses on settled derivative instruments	115	(1,413)
Interest expense	2,550	1,812
Non-cash preferred dividend	1,198	1,065
Depreciation, depletion, amortization, and accretion	21,323	12,630
Exploration and geological and geographical expense	46	90
Bonus accrual	828	799
Equity based compensation expense	71	1,669
Loss (gain) on disposal of assets	(801)	105
Pipeline (payment) deficiency accrual	—	—
Expired acreage (non-cash)	866	387
Total Adjusted EBITDAX	$29,177	$14,361